Exhibit 10.4

AGREEMENT AND PLAN OF EXCHANGE

AGREEMENT AND PLAN OF EXCHANGE dated as of March 26, 2012, (the “Agreement”) between Skkynet Cloud Systems, Inc. (“SCSI”), a Nevada corporation, with its principal place of business at 162 Guelph Street, Suite 253, Georgetown, Ontario, L7G 5X7, Canada and Cogent Real-Time Systems Inc. (“CRTS”), a corporation organized under the federal laws of Canada, having its principal place of business at 162 Guelph Street, Suite 253, Georgetown, Ontario, L7G 5X7, Canada, and the stockholder(s) of CRTS listed on Schedule 1 hereto (the “CRTS Stockholders”).

RECITALS:

1. CRTS is an Ontario corporation, all of whose issued and outstanding shares are owned beneficially and of record by the CRTS Stockholders.

2. SCSI desires to exchange with the CRTS Stockholders a total of thirty million (30,000,000) restricted shares of its common stock that shall represent approximately sixty one percent (61.22%) of its issued and outstanding shares of common stock (the “CRTS SCSI Shares”) for all of the CRTS Shares (the “Exchange Transaction”), such that at the conclusion of the Exchange Transaction, CRTS will be a wholly owned subsidiary of SCSI.

3.  After the closing of the transaction in this Agreement and certain other contemplated issuances, SCSI shall have a total of forty-nine million (49,000,000) shares of common stock issued and outstanding (the “SCSI Shares”), of which 30,000,000 shares representing 61.22% shall be held in the aggregate by the CRTS Stockholders in the manner specified on Schedule 1 to this Agreement, and 38.78% or 19,000,000 shares shall be held in the aggregate by current shareholders of SCSI Shares.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE EXCHANGE TRANSACTION

Section 1.1  The Closing of the Exchange Transaction. Subject to the provisions of this Agreement, the Exchange Transaction will occur within five (5) business days after the satisfaction or waiver of the last to be fulfilled of the conditions set forth in this Article I and in Article III that by their terms are to occur prior to the closing of the Exchange Transaction, but in all events within thirty (30) days from the execution and delivery of this Agreement (the “Closing Date”), at the offices of Sol V. Slotnik, P.C., 11 East 44th Street-19th Floor, New York, NY 10017 unless another time, date or place is agreed to in writing by the parties hereto (the “Closing”).  Any party to this Agreement, including such party’s representative may participate in the Closing by telephone.

Section 1.2  The Events at the Closing. At the Closing, all events shall be deemed to occur simultaneously and no event shall be deemed completed until all the events described below have been completed.  All parties to this Agreement acknowledge that certain numbers of shares and amounts are described in approximations, and that these numbers will be finalized between the execution date of this Agreement and the Closing; provided, however, that all parties agree that at the conclusion of the events described below at the Closing and certain share issuances subsequent to the Closing: (1) the CRTS Stockholders shall own 30,000,000 shares of SCSI Common Stock that shall represent 61.22% of all of the SCSI shares of Common Stock issued and outstanding, and (2) the current stockholders of SCSI shall own 19,000,000 shares of SCSI Common Stock that shall represent 38.78% of all of the SCSI shares of Common Stock issued and outstanding, and (3) SCSI shall own 100% of the issued and outstanding shares of stock of CRTS.

Prior to the Closing, each of the designated parties shall have performed the actions described below:

(i) SCSI and CRTS shall each be in good standing under the regulatory authorities in their respective jurisdictions of formation and organization.

(ii) SCSI and CRTS each shall have satisfied the due diligence requests of the other party, and paid for their respective due diligence efforts and activities.

(iii) The current directors of SCSI and current SCSI stockholders holding of record and beneficially more than fifty-one percent (51%) of the issued and outstanding SCSI Shares shall vote in favor of the transactions described in this Agreement and give notice thereof to the remaining stockholders of SCSI in accordance with the requirements of the Nevada Private Corporations Law (“NPCL”).

(iv) SCSI shall file timely all regulatory filings as may be required under United States and foreign law in connection with the Exchange Transaction.

At the Closing:

(i) All the conditions to Closing enumerated above shall have been satisfied or waived by the party entitled to the benefit thereof.

(ii) The CRTS Stockholders shall deliver a stock certificate(s) for all of the CRTS Shares, duly endorsed for transfer with stock power and signature guaranteed and assigned to SCSI.  At the time of assignment, the CRTS Stockholders shall own the CRTS Shares of record and beneficially, free and clear of all claims, liens, encumbrances, taxes, charges, judgments, pledges, restrictions or other clouds on title of any kind (together “Claims”).

(iii) SCSI will issue certificates for the numbers of restricted shares of CRTS SCSI common stock to the CRTS Stockholders as shall comply with the issuance requirements in Recital 3 and Section 1.2 of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SCSI

Section 2.1  Representations and Warranties of SCSI.  SCSI represents and warrants to CRTS and the CRTS Stockholders as follows, and to the extent there are any exceptions to the representations and warranties set forth below, SCSI will note them in the SCSI Disclosure Schedule attached to this Agreement:

Section 2.1.1   Organization, Standing and Power.  SCSI is a corporation duly organized and validly existing and in good standing under the laws of the State of Nevada, has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the business of SCSI.

Section 2.1.2   Capital Structure.

(a) The authorized capital stock of SCSI consists of (i) 75,000,000 shares of SCSI Common Stock, $0.001 par value, (“SCSI Common Shares”) of which as at March 25, 2012, there are approximately 19,000,000 shares of SCSI common stock issued and outstanding before taking into account the share issuances contemplated by this Agreement and (ii) 5,000,000 preferred shares, of which 5,000 Series A Preferred Shares (the “Series A Preferred”) having the characteristics described in SCSI’s Certificate of Designation to be filed with the Nevada Secretary of State shall be issued and outstanding.

(b) All outstanding SCSI Shares are validly issued, fully paid, nonassessable and not subject to any preemptive rights, or to any agreement to which SCSI is a party or by which SCSI may be bound.  There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which SCSI is a party or by which SCSI may be bound (i) obligating SCSI to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of SCSI, or (ii) obligating SCSI to grant, extend or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right (iii) or obligating SCSI to issue any other form of debt or equity security.

           (c) All of the issued and outstanding SCSI Shares have been sold or granted in full compliance with all applicable federal and state securities laws, and SCSI has made all applicable federal and state securities laws filings required in connection with all such sales in a timely and complete manner.

Section 2.1.3  Authority.  The execution, delivery, and performance of this Agreement by SCSI and the transactions contemplated hereby have been duly authorized by all necessary action of the Board of Directors of SCSI, and are subject to ratification and approval by the shareholders of SCSI.  Certified copies of the resolutions adopted by the Board of Directors and shareholders of SCSI approving this Agreement and the Exchange Transaction will be provided to CRTS and the CRTS Stockholders.  SCSI has duly and validly executed and delivered this Agreement and each of the agreements contemplated hereby, and this Agreement and each of the agreements contemplated hereby constitutes a valid, binding, and enforceable obligation of SCSI in accordance with its terms.

Section 2.1.4  Compliance with Laws and Other Instruments.  Neither the execution and delivery of this Agreement by SCSI nor the performance by SCSI of its obligations under this Agreement will, in any material respect, violate any provision of laws or will conflict with, result in the material breach of any of the terms or conditions of, constitute a material default under, permit any party to accelerate any right under, renegotiate, or terminate, require consent, approval, or waiver by any party under, or result in the creation of any Claim upon any of the properties or assets of SCSI pursuant to, any of the Charter Documents or any agreement (including, without limitation, government contracts), promissory notes, indenture, mortgage, franchise, license, permit, lease or other instrument of any kind to which SCSI is a party or by which SCSI or any of its assets is bound or affected. No consent, approval, order or authorization of or registration, declaration or filing with or exemption by or notice to (collectively "Consents"), any court, administrative agency, commission or other governmental authority or instrumentality, whether domestic or foreign (each a “Governmental Entity”) or other third-party is required by or with respect to SCSI in connection with the execution and delivery of this Agreement by SCSI or the consummation by SCSI of the transactions contemplated hereby, except for (i) the approval of the required percentage of stockholders of SCSI to the Exchange Agreement and the issuances of the SCSI CRTS Exchange Shares, and (ii) except for such other Consents, which if not obtained or made would not affect SCSI’s  ability to close the Transaction.

Section 2.2   Representations and Warranties of CRTS and the CRTS Stockholders.  CRTS and the CRTS Stockholders represent and warrant to SCSI as follows:

Section 2.2.1  Organization, Standing and Power.  CRTS is a corporation duly organized and validly existing under the Federal laws of Canada, and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the business of CRTS.  CRTS has delivered or made available to SCSI complete and correct copies of the certificate of incorporation, bylaws, and/or other primary charter and organizational documents (“Charter Documents”) of CRTS, in each case, as amended to the date hereof.

Section 2.2.1A   Subsidiaries; Investments.  CRTS has not made any investments in and does not own any capital stock or any other form of equity in any corporation or other entity regardless of its organizational form.

Section 2.2.2   Authority.  Each of CRTS and the CRTS Stockholder has duly and validly executed and delivered this Agreement, and this Agreement constitutes a valid, binding, and enforceable obligation of each of CRTS and the CRTS Stockholder in accordance with its terms.  The CRTS Stockholders have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder.  CRTS and the CRTS Stockholders need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement including the Exchange Agreement.  The CRTS Stockholders hold of record and own beneficially all of the CRTS Shares, free and clear of any restrictions on transfer and Claims under the laws of the United States or Canada including the Province of Ontario.  Neither of the CRTS Stockholders is a party to any option, warrant, and purchase right, or other contract or commitment that could require the said CRTS Stockholder to sell, transfer, or otherwise dispose of any of the CRTS Shares.

Section 2.2.2A   Investment.  The CRTS Stockholders (i) understand that the CRTS SCSI Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the CRTS SCSI Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning SCSI and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the CRTS SCSI Shares, (v) is able to bear the economic risk and lack of liquidity inherent in holding the CRTS SCSI Shares, and (vi) understand that the certificates for the CRTS SCSI Shares will bear a restricted legend reflecting these restrictions on transfer except in conformity to applicable requirements under the Securities Act, applicable federal law of Canada and the Province of Ontario.

Section 2.2.3    Compliance with Laws and Other Instruments.  Neither the execution and delivery of this Agreement by CRTS and the CRTS Stockholders nor the performance by CRTS and the CRTS Stockholders of their obligations under this Agreement will violate any material provision of law or will conflict with, result in the breach of any of the terms and conditions of, constitute a default under, permit any party to accelerate any right under, renegotiate or terminate, require consent, approval, or waiver by any party under, or result in the creation of any lien, charge, or encumbrance upon any of the properties, assets, or shares of capital stock of CRTS or the CRTS Stockholders pursuant to any charter document of CRTS or any agreement, indenture, mortgage, franchise, license, permit, lease, or other instrument of any kind to which CRTS or the CRTS Stockholders  are a party or by which CRTS or any of its assets are  bound or affected. No Consent is required by or with respect to CRTS or the CRTS Stockholders in connection with the execution and delivery of this Agreement by CRTS and the CRTS Stockholder or the consummation by CRTS of the transactions contemplated hereby.

Section 2.2.4   Financial Statements.  CRTS has delivered to SCSI its financial statements for the period ended October 31, 2011 prior to the closing of the Exchange Transaction.  CRTS and the CRTS Stockholders represent and warrant that there are no off-balance sheet liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated, or otherwise, whether due or to become due, that are out of the ordinary course of CRTS’s business.

Section 2.2.5   Capital Structure.  The authorized capital stock of CRTS consists of shares of CRTS Common Stock, (“CRTS Common Shares”).  At the date of Closing of this Agreement, all shares issued and outstanding, are owned of record and beneficially by the CRTS Stockholders.  The CRTS Shares that are owned by the CRTS Stockholders have been duly and validly issued, are fully paid, nonassessable and are not subject to any preemptive rights.  There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which CRTS is a party or by which CRTS may be bound obligating CRTS to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of CRTS, or obligating CRTS to grant, extend or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right. CRTS does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of CRTS Shares on any matter.

Section 2.2.6   Intellectual Property Rights.  (a) To the knowledge of CRTS, CRTS has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights as necessary or material for use in connection with its business and for which the failure to so have could have a material adverse effect (collectively, the “Intellectual Property Rights”).

(b) CRTS has not received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement.  CRTS has not received written or oral notice of a claim or otherwise has any knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person, except as would not have a material adverse effect.

(c) To the knowledge of the CRTS, there is no existing infringement by another Person of any of the Intellectual Property Rights.

(d) CRTS has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

(e)  As used in this Section only, references to the “knowledge” of CRTS shall mean only the actual knowledge of the officers of CRTS.

Section 2.2.7   Litigation and Other Proceedings.  Neither CRTS nor any of its officers, directors, or employees is a party to any pending or, to the knowledge of CRTS and the CRTS Stockholders, threatened action, suit, labor dispute (including any union representation proceeding), proceeding, investigation, crimination claim in or by any court or governmental board, commission, agency, department, or officer, or any arbitrator, arising from the actions or omissions of CRTS or, in the case of an individual, from acts in his or her capacity as an officer, director, or employee of CRTS which individually or in the aggregate would be materially adverse to CRTS.  CRTS is not subject to any order, writ, judgment, decree, or injunction.

Section 2.2.8   No Defaults.  CRTS is not, and has not received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (i) the Charter Documents of CRTS; (ii) any judgment, decree or order applicable to CRTS; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which CRTS is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a material adverse effect on the business of CRTS .

Section 2.2.9   Existing Condition. [Intentionally omitted.]

Section 2.2.10   Title to Properties: Leasehold Interests.  Except as set forth on the CRTS Disclosure Schedule, CRTS has good and marketable title to all properties and assets, real and personal, excluding Intellectual Property Rights, as may be required to operate its businesses, in each case free and clear of all Claims, except for Claims as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by CRTS. Any real property and facilities held under lease by CRTS is held under valid, subsisting and enforceable leases.

Section 2.2.11   Condition of Tangible Assets.  All material items of CRTS’s tangible personal property is in good condition and repair, subject to normal wear and tear, and is usable in the regular and ordinary course of business of CRTS.

Section 2.2.12   Contracts and Commitments.  Except as set forth on the CRTS Disclosure Schedule, CRTS is not in material default of the performance, observance or fulfillment of any obligations, covenants or conditions of any material agreement, contract or other commitment to which it is a party.

Section 2.2.13   No Broker or Finder.  Except as set forth on the CRTS Disclosure Schedule, CRTS has not dealt with or retained any finder or broker whose fees or expenses have been paid by CRTS or for whose fees or expenses they would be responsible in connection with this Agreement or the transactions contemplated hereby.

Section 2.2.15   Employee Benefit Plans and Arrangements.  CRTS does not have or maintain any employee benefit plans except for certain health benefit plans.

Section 2.2.16   Tax Matters.  CRTS has filed or will file on a timely basis (including all extensions) all tax returns which were required to have been filed and such returns are complete and accurate in all respects.  CRTS has paid or provided for all taxes, interest or penalties which have been incurred or are due and payable pursuant to such returns or pursuant to any assessments received by either of them in connection with such returns. No taxing authority has provided CRTS with any notice of any questions relating to or claims asserted for taxes against CRTS for which it may be liable.  All taxes which CRTS is required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid over to the proper governmental authorities.

Section 2.2.17   Disclosure.  The representations or warranties made by CRTS in this Agreement, and in the final CRTS Disclosure Schedule or any other certificate executed and delivered by CRTS pursuant to this Agreement, when taken together, do not contain any untrue statement of a material fact, or omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

Section 2.2.18   Reliance.  The foregoing representations and warranties are made by CRTS and the CRTS Stockholders with the knowledge and expectation that SCSI is placing reliance thereon.

Section 2.3   Survival of Representations and Warranties.  The representations and warranties made by the parties to this Agreement or in any certificate, exhibit, document or instrument furnished hereunder shall survive for one year from the Closing of the transactions contemplated hereby.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1   Conditions to Each Party’s Obligation to Effect the Exchange Transaction.  The respective obligation of each party to close the Exchange Transaction shall be subject to the satisfaction prior to the Closing Date of the following conditions:

Section 3.1.1   Governmental Filings and Approvals.  All Consents legally required for the consummation of the Exchange Transaction and the transactions contemplated by this Agreement, including all filings, consents and approvals shall have been filed, occurred, or been obtained, other than such Consents, for which the failure to obtain would have no material adverse effect on the consummation of the Exchange Transaction or the other transactions contemplated hereby or on the business of CRTS or SCSI.

Section 3.1.2   No Restraints.  No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or other Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Exchange Transaction.

Section 3.2   Conditions to Obligations of CRTS and the CRTS Stockholders.  The obligations of CRTS and the CRTS Stockholders to close the Exchange Transaction are subject to the satisfaction of the following conditions unless waived by CRTS and the CRTS Stockholders:

Section 3.2.1   Representations and Warranties of SCSI.  The representations and warranties of SCSI set forth in or required by this Agreement and the SCSI Disclosure Schedule shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement.  CRTS shall have received a certificate signed by an officer of SCSI, to such effect on the Closing Date.

Section 3.2.2   SCSI Agreements.  CRTS shall have received documentary evidence satisfactory to CRTS and its counsel that SCSI has complied with all of the conditions listed in section 1.2 of this Agreement.

Section 3.2.3   Legal Action.  There shall not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any damages caused by such transactions which if successful would have a material adverse effect on the viability of such transactions; or (ii) seeking to prohibit or impose any limitations on CRTS’s ownership of the CRTS SCSI Shares or the operation and control of SCSI, or to compel CRTS to dispose of or hold separate all or any portion of its business or assets as a result of the transactions contemplated by the Agreement which if successful would have a material adverse effect on the viability of such transactions.

Section 3.2.4   Consents.  CRTS shall have received duly executed copies of all third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated by this Agreement or the SCSI Disclosure Schedule or reasonably deemed necessary by CRTS’s legal counsel to consummate the transactions contemplated hereby in form and substance reasonably satisfactory to CRTS and said counsel.

Section 3.3   Conditions of Obligation of SCSI.  The obligation of SCSI to effect the Transaction is subject to the satisfaction of the following conditions unless waived by SCSI:

Section 3.3.1   Representations and Warranties of CRTS.  The representations and warranties of CRTS and the CRTS Stockholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and SCSI shall have received a certificate signed on behalf of CRTS by an officer of CRTS to such effect.

Section 3.3.2   Performance of Obligations of CRTS and the CRTS Stockholders.  CRTS and the CRTS Stockholders shall have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, and SCSI shall have received a certificate signed on behalf of CRTS by an officer of CRTS to such effect.

Section 3.3.3   CRTS and CRTS Stockholders Agreements.  SCSI shall have received documentary evidence satisfactory to SCSI and its counsel that CRTS and the CRTS Stockholders have complied with all of the conditions listed in section 1.2 of this Agreement.

ARTICLE IV

MISCELLANEOUS

Section 4.1   Expenses.  Each party shall pay its own expenses incidental to the preparation of this Agreement and the consummation of the Exchange Transaction and other transactions contemplated by this Agreement.

Section 4.2   Entire Agreement; Parties in Interest; etc.  This Agreement, the attached exhibits, including the Disclosure Schedules of the respective parties hereto, attached hereto or subsequently delivered to the other parties sets forth the entire understanding of the parties with respect to the transactions contemplated by this Agreement. It shall not be amended or modified except by written instrument duly executed by SCSI, CRTS and the CRTS Stockholders.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

Section 4.3   Assignments and Binding Effect.  This Agreement may not be assigned prior to the Closing by any party without the prior written consent of the other. Any such assignment or purported assignment shall be null and void and shall result in the termination of this Agreement.

Section 4.4   Waiver.  Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

Section 4.5   Notices.  Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by overnight courier, delivery charges prepaid, or by registered or certified mail, postage prepaid, or by facsimile transmission, confirmation of transmission received, or by e-mail where so indicated as follows:

If to CRTS: c/o Paul Benford, paul.benford@cogent.ca, 162 Guelph Street, Suite 253, Georgetown, Ontario, Canada L7G 5X7; with a copy by Facsimile or e-mail (which shall not constitute notice) to Sol V. Slotnik, P.C. 11 East 44th Street-17th Floor, New York, New York 10017 Attn: Sol V. Slotnik, Esq. Facsimile (212) 986-2399 and slotnik@mindspring.com; and

If to SCSI c/o Paul E. Thomas, paul.thomas@skkynet.com, 24 Wellesley Street, Suite 2110, Toronto, Ontario, Canada M4Y 2X6; with a copy by Facsimile or e-mail (which shall not constitute notice) to Sol V. Slotnik, P.C. 11 East 44th Street-19th Floor, New York, New York 10017 Attn: Sol V. Slotnik, Esq. Facsimile (212) 986-2399 and slotnik@mindspring.com;

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein.  Such notice, request, demand, waiver, consent, approval or other communications will be deemed to have been given as of the date personally delivered or sent by facsimile, the next business day if sent by overnight courier, and the third business day if mailed.

Section 4.6   Governing Law; Jurisdiction and Venue.  THIS AGREEMENT WILL BE INTERPRETED, CONSTRUED, AND ENFORCED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF ONTARIO, WITHOUT REFERENCE TO ITS CHOICE OF LAW PRINCIPLES.  THE PARTIES HEREBY SUBMIT TO THE JURISDICTION OF THE  COURTS OF THE PROVINCE OF ONTARIO WITH SUBJECT MATTER JURISDICTION, AND WAIVE ANY VENUE OBJECTIONS AGAINST ANY SUCH COURT IN ANY LITIGATION ARISING UNDER THIS AGREEMENT.

Section 4.7.   Arbitration.  (1) Any unresolved controversy or claim arising out of, in connection with, under or relating to this Agreement, shall be submitted to arbitration (the “Arbitration”) before the Toronto Commercial Arbitration Society (“TCA”) using the rules under the Ontario Arbitration Act then in effect, as modified by this Agreement. In the Arbitration Notice provided to the Respondent by the Claimant in accordance with this Section 4.7, the Claimant shall propose a single duly qualified arbitrator.  Within fifteen (15) Business Days thereafter, the Respondent shall give notice to the Claimant advising whether the Respondent accepts the arbitrator proposed by the Claimant, or suggest an alternative arbitrator. If notice is not given within the fifteen (15) Business Day period, the Respondent shall be deemed to have accepted the arbitrator proposed by the Claimant. In the event that the parties cannot agree on a single arbitrator within the fifteen (15) day period, the arbitrator shall be selected in accordance with the Ontario Arbitration Act.  No such arbitrator shall have previously been employed by either party and shall not have a direct or indirect interest in either party or the subject matter of the arbitration.

(2) The arbitration shall take place in Toronto, Ontario in English.  Judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof including for this purpose the Superior Court of Justice of the Province of Ontario (“Superior Court”).  Both parties agree and consent to the personal jurisdiction of the Superior Court for all purposes relating to the Arbitration including any equitable relief, and the entry of judgment upon, and enforcement of, any award.

(3) There shall be limited discovery prior to the Arbitration hearing as follows: (i) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (ii) depositions of all party witnesses and (iii) such other depositions as may be allowed by the arbitrator only upon a showing of good cause.  Depositions shall be conducted in accordance with the rules of the Act.

(4)  A court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.  The arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator.  The arbitrator shall have no power and authority to award punitive, exemplary, incidental and consequential (including without limitation lost profits) damages in favor of one party against the other party in the Arbitration.  Each party shall bear its own legal costs and expenses in connection with the Arbitration; provided, however, that the arbitrator shall make an award of legal fees, and all other costs and expenses of the Arbitration to the prevailing party as part of any Arbitration award including (i) the filing fees for the Arbitration and (ii) the stenographic costs of transcription.  The arbitrator’s fees shall be divided equally between the parties.

(5) The parties hereto agree that all arbitration proceedings hereunder, as well as the fact of their occurrence, shall be kept confidential by the parties hereto and may only be disclosed to their personal representatives and legal and other professional advisors or as required by law and insofar as is necessary to obtain, confirm, correct, vacate or enforce the decision or award. In the event of a breach of the preceding sentence, the Arbitrator shall be authorized to assess damages and each of the parties hereto consents to the expansion of the scope of arbitration for such purpose.  The pendency of any arbitration under this Section 4.7 shall not relieve any party hereto from the performance of its obligations under this Agreement and nothing in this Section 4.7 shall preclude a party hereto from instituting legal action seeking relief in the nature of a restraining order, an injunction, an audit, the enforcement of any encumbrances or the like in order to protect his rights pending the outcome of an arbitration hereunder and, if any party hereto shall resort to legal action for such types of relief, such party shall not be deemed to have waived its rights to cause such matter or any other matter to be referred to arbitration pursuant to this Section 4.7.  The Arbitrator shall have authority to grant injunctive relief, award specific performance, and other forms of equitable relief,  and impose sanctions upon any party to any such arbitration; provided that, no party to the arbitration may seek, and the Arbitrator shall not (and shall not be entitled or authorized to) award, punitive, aggravated or exemplary damages.

Section 4.8   No Benefit to Others.  The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto, and shall not give rise or be interpreted so as to give rise to any rights for the benefit of any third parties.

Section 4.9   Section Headings.  All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.10   Schedules and Exhibits.  All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement and are incorporated herein by reference.

Section 4.11   Severability.  Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions.

Section 4.12   Multiple Counterparts; Facsimile; Scanned Signatures.  This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered by all of the parties hereto. This Agreement may be signed in any number of counterparts or by facsimile signature, or by scanned pdf attached signature, each of which shall be an original, with the same effect as if all signatures were on the same instrument and were original signatures.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be effective as of the date first above written.

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SIGNATURE PAGE FOR EXCHANGE AGREEMENT DATED AS OF MARCH 26, 2012 BY AND AMONG SKKYNET CLOUD SYSTEMS INC., COGENT REAL-TIME SYSTEMS INC. AND THE STOCKHOLDERS OF COGENT REAL-TIME SYSTEMS INC.

SKKYNET CLOUD SYSTEMS INC.

By: /s/ Paul E. Thomas
Paul E. Thomas, President

COGENT REAL-TIME SYSTEMS INC.

By: /s/ Andrew S. Thomas
Andrew S. Thomas, President

THE CRTS STOCKHOLDERS:

BENFORD CONSULTANCY INC.

By: /s/ Paul Benford
Paul Benford, President

SAKURA SOFTWARE INC.

By: /s/ Andrew S. Thomas
Andrew S. Thomas, President

SCHEDULE 1

Benford Consultancy Inc. 8,298,000 shares of common stock of Skkynet.

Sakura Software Inc. 21,702,000 shares of common stock of Skkynet.

DISCLOSURE SCHEDULE